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                                                                     EXHIBIT 2.4


                   AMENDMENT NO. 2 TO STOCK PURCHASE AGREEMENT

      Amendment No. 2 to Stock Purchase Agreement, dated as of December 21, 1998, between The Medical Society of New Jersey, a New Jersey not-for-profit corporation (the "Medical Society") and The MIIX Group, Incorporated, a Delaware corporation ("MIIX Holding").

      WHEREAS, MIIX Holding and the Medical Society are parties to a Stock Purchase Agreement dated as of October 15, 1997, as amended (the "Stock Purchase Agreement"); and

      WHEREAS, MIIX Holding and the Medical Society wish to amend the Stock Purchase Agreement in order to provide for a mutually acceptable method of determining the MIIX Holding Share Amount;

      NOW, THEREFORE, MIIX Holding and the Medical Society agree as follows:

      1. Amendment to Section 1.2(b). Section 1.2(b) of the Stock Purchase Agreement is hereby deleted in its entirety, and the following is inserted in its place:

            (b) If no registered public offering of MIIX Holding Shares shall have occurred on or prior to the Closing Date, the number of MIIX Holding Shares constituting the MIIX Holding Share Amount shall be determined based upon the average trading price (based upon the mean of the daily high and low share price) for the first sixty days of trading of MIIX Holding Shares on any nationally recognized securities exchange, and the MIIX Holding Share Amount shall be payable as soon as practicable after the sixtieth trading day of MIIX Holding Shares.

      2. Amendment to Section 1.4. Section 1.4 of the Stock Purchase Agreement is hereby deleted in its entirety, and the following is inserted in its place:

            1.4 Delivery of MIIX Holding Share Amount. If the MIIX Holding Share Amount is determined in accordance with Section 1.2(a) hereof, then such number of MIIX Holding Shares will be delivered to the Medical Society at the Closing. If the MIIX Holding Share Amount is determined in accordance with Section 1.2(b) hereof, then such number of MIIX Holding Shares will be delivered to the Medical Society as soon as practicable after the sixtieth trading day of MIIX Holding Shares.

      3. Defined Terms. Defined terms used herein without definition shall bear the respective meanings ascribed thereto in the Stock Purchase Agreement.

      4. No Other Amendment. Except as expressly amended hereby, the Stock Purchase Agreement shall continue in full force and effect.
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      5. Counterparts. This Amendment No. 2 to Stock Purchase Agreement may be
executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 2 to Stock Purchase Agreement as of the day first above written.



                                THE MEDICAL SOCIETY OF NEW JERSEY

                                By: /s/ Vincent A. Maressa
                                    --------------------------------------------
                                    Name:  Vincent A. Maressa
                                    Title: Executive Director


                                THE MIIX GROUP, INCORPORATED

                                By: /s/ Daniel Goldberg
                                    --------------------------------------------
                                    Name:  Daniel Goldberg
                                    Title: President and Chief Executive Officer